Exhibit 99.1

For information contact:

David B. Roberts

President

LeMaitre Vascular, Inc.

781.425.1693

droberts@lemaitre.com

LeMaitre Vascular Acquires Lifespan Vascular Graft

BURLINGTON, Mass., Nov 17, 2010 — LeMaitre Vascular, Inc. (Nasdaq: LMAT), a provider of disposable and implantable peripheral vascular devices, announced today that it has acquired the Lifespan Vascular Graft manufacturing business from Angiotech Pharmaceuticals, Inc. Lifespan is a vascular prosthesis used in the repair or replacement of diseased arteries and in the creation of vascular access sites for dialysis. The Company paid Angiotech a net purchase price of $2.8 million in exchange for the business, which includes a factory located in Laguna Hills, California.

Lifespan was introduced in the mid-1990s and is currently sold in the United States, the European Union, Japan, Canada, and several other markets through third-party distributors, primarily Edwards Lifesciences. The net purchase price is 1.8 times Angiotech’s sales to distributors during its four most recently completed fiscal quarters.

In a related transaction, LeMaitre Vascular and Edwards have agreed to a wind-down of Edwards’ distribution of Lifespan, which is scheduled to conclude on November 30, 2010. The Company will pay Edwards $0.75 million in exchange for orderly market transitions in Europe (where Lifespan sales are strongest) and Japan, and will pay approximately $0.5 million for the majority of Edwards’ inventory. The Company is also receiving the Lifespan trademark from Edwards. The Company intends to begin selling Lifespan through its own worldwide sales force on December 1, 2010.

“ePTFE vascular grafts are an essential vascular surgery implant and are complementary to our growing portfolio of vascular devices and implants,” said David B. Roberts, President of LeMaitre Vascular.

The Company does not expect to record material Lifespan revenues in Q4 2010 and expects the transaction will reduce Q4 operating income by approximately $0.3 million. The Company expects Lifespan revenues of approximately $1.7 million in 2011. The transaction is expected to reduce operating income by approximately $0.7 million in 2011 and be accretive thereafter. These amounts exclude the impact of any future restructuring activities.

Analyst Day

The Company will be discussing the Lifespan transaction at its upcoming Analyst Day. The Company is hosting an Analyst Day to update the investment community on its 2011 guidance, growth initiatives, and strategic priorities. Analyst Day will be held Thursday December 2, 2010 at Ruth’s Chris Steakhouse, 148 West 51st Street (& 7th Avenue), New York City, and will begin at 9am EST and conclude at 12:30pm EST. Please contact Brian Kickham (bkickham@lemaitre.com) for information regarding Analyst Day.

About LeMaitre Vascular

LeMaitre Vascular develops, manufactures and markets disposable and implantable vascular devices to address the needs of vascular surgeons. The Company estimates that peripheral vascular disease affects more than 20 million people worldwide. The Company’s diversified product portfolio consists of brand-name devices including the Expandable LeMaitre Valvulotome and the Pruitt F3 Carotid Shunt.

LeMaitre and the LeMaitre Vascular logo are registered trademarks of LeMaitre Vascular, Inc. This press release contains other trademarks and trade names of the Company and third parties.

For more information about the Company, please visit http://www.lemaitre.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements regarding the Company’s financial guidance, its operational objectives, the transaction with Edwards, and the orderliness of market transitions in Europe and Japan, are forward-looking statements involving risks and uncertainties. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties that could cause actual results to differ from the results predicted. These risks and uncertainties include, but are not limited to, the risk that the Company does not complete its Lifespan transaction with Edwards; the risk that the Company does not realize the anticipated benefits of its transactions; the risk that the Company encounters difficulties in effecting the conversion of Lifespan Vascular Graft sales from a distribution model to a direct sales model; the significant competition the Company faces from other companies, technologies, and alternative medical procedures, including newer endovascular technologies; the potential for encountering unfavorable foreign currency exchange rate fluctuations; risks related to product demand and market acceptance of the Company’s products; the risk that third parties claim that we infringe upon their intellectual property rights; and the risks and uncertainties included under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, as updated by our subsequent filings with the SEC, all of which are available on the Company’s investor relations website at http://www.lemaitre.com and on the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

SOURCE LeMaitre Vascular, Inc.

http://www.lemaitre.com/